EXHIBIT 99.2

News Release

Contact: Corporate Communications

Houston: 713.324.5080

Email: corpcomm@coair.com

News archive: continental.com/company/news/ Address: P.O. Box 4607, Houston, TX 77210-4607

CONTINENTAL AIRLINES TO WITHDRAW 69 AIRCRAFT

FROM EXPRESSJET AIRLINES, INC.

HOUSTON, Dec. 28, 2005 - Continental Airlines (NYSE: CAL) today announced that it has given notice it will withdraw 69 of 274 regional jet aircraft from its capacity purchase agreement with ExpressJet Holdings, Inc. (NYSE: XJT) and ExpressJet Airlines, Inc. (ExpressJet). ExpressJet is currently the exclusive operator of regional jet services for Continental Airlines.

Continental will request proposals from numerous regional jet operators to provide regional jet service to replace the withdrawn capacity. The transition of service from ExpressJet to a new operator is expected to begin in January 2007 and be completed during the summer of 2007.

Continental is withdrawing the 69 aircraft under its capacity purchase agreement with ExpressJet, as permitted under that agreement, because Continental believes the rates charged by ExpressJet to Continental for regional capacity are above the current market.

Prior to today's announcement, Continental and ExpressJet attempted to negotiate a more competitive long-term contract, but the parties were unable to reach agreement.

"We didn't want to take this action, but we were not able to reach an agreement with ExpressJet to lower our cost," said Continental's Senior Vice President of Asia/Pacific & Corporate Development Mark Erwin. "Continental will continue to take the difficult actions necessary to remain competitive and protect the jobs and retirement security of our 42,000 employees."

-more-

ExpressJet can continue to sublease from Continental any of the 69 withdrawn aircraft, although at significantly increased lease rates. However, ExpressJet cannot operate any aircraft into Continental's hubs except under its agreement with Continental. Should ExpressJet elect to retain aircraft, those aircraft may be replaced by a new operator. ExpressJet has up to nine months to determine whether it will continue to sublease any of the withdrawn aircraft.

Continental Airlines is the world's sixth-largest airline. Continental, together with Continental Express and Continental Connection, has more than 3,000 daily departures throughout the Americas, Europe and Asia, serving 151 domestic and 133 international destinations, more than any other carrier in the world. More than 400 additional points are served via SkyTeam alliance airlines, which include Aeromexico, Air France, Alitalia, CSA Czech Airlines, Delta Air Lines, KLM, Korean Air and Northwest Airlines.  With over 42,000 employees, Continental has hubs serving New York, Houston, Cleveland and Guam, and together with Continental Express, carries approximately 60 million passengers per year. Continental consistently earns awards and critical acclaim for both its operation and its corporate culture.

For the second consecutive year, FORTUNE magazine named Continental the No. 1 Most Admired Global Airline on its 2005 list of Most Admired Global Companies. Continental was also included in the publication's annual "Top 50" list, which ranks all companies, across a wide variety of industries, that appear in the Global Most Admired Companies issue. Continental again won major awards at the 2005 OAG Airline of the Year Awards including "Airline of the Year" and "Best Airline Based in North America" for the second consecutive year, and "Best Executive/Business Class" for the third consecutive year. For more company information, visit continental.com.

###